CONTACTS:
Investors: Kathy Donovan	Media: Martha O'Gorman
Liberty Tax, Inc.	Liberty Tax, Inc.
Vice President, Chief Financial Officer	Chief Marketing Officer
(757) 493-8855	(757) 301-8022
investorrelations@libtax.com	martha@libtax.com

Liberty Tax Service Announces Initiation of Cash Dividend

Virginia Beach, VA (March 5, 2015) - Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, announced today that its Board of Directors has approved the initiation of a cash dividend to its shareholders. The first quarterly dividend of $0.16 per share will be paid on April 22, 2015 to holders of record of common stock and common stock equivalents on the close of business on April 15, 2015. While future dividends will be subject to Board approval, the Company is initially targeting an annual dividend payout of $0.64 per common share.

“We believe the initiation of a quarterly dividend demonstrates our commitment to enhancing shareholder value,” said John Hewitt. “This decision reflects our confidence in the future of our business and the continuing strength of our cash flow.”

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 18 million individual income tax returns in more than 4,300 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 35,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth. These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to attract and retain clients; the ability to continue to pay a quarterly dividend; the effect of health care reform on tax preparation-related revenue; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; the Company's effective income tax rate;

litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.